UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2006

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway
Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

Director Fees

On May 10, 2006 and June 13, 2006, the Board of Directors of Pinnacle approved the retainer and meeting fees payable to Board members for the period from the May 10, 2006 annual meeting. As a result of these approvals, the Board retainer and per meeting fees for this period are as follows. The annual Board retainer was set at $60,000, with the Chair of the Audit Committee receiving a $15,000 retainer, each of the Chairs of the Compensation and Corporate Governance/Nominating Committees, a $7,500 retainer and the Chair of the Risk Management Committee, a $5,000 retainer. Per meeting attendance fees remained at $1,500 for in-person Board or Committee meetings (other than Audit Committee meetings which were set at $2,000) and were set at $1,500 for telephonic, regularly scheduled Board or Committee meetings (other than the Audit Committee). The attendance fee for telephonic special meetings of the Board of Directors remained at $500.

Director Health Plan

On June 13, 2006, the Board of Directors approved the Directors Health and Medical Insurance Plan (the “Plan”). The Plan provides that members of the Board of Directors, their spouses and minor children are eligible to participate in the health and medical insurance plans applicable to the Company’s corporate executives. In addition, directors who are in office at age 70, and directors who have had at least three years of service (or such shorter time as the Board may determine) at the time of a change of control (as defined in the Plan), are entitled (along with their spouses and minor children) to a continuation of health and medical coverage for their lives, or, in the case of minor children, until they are no longer eligible for coverage. The Plan will be filed as an exhibit to Pinnacle’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and reference should be made to the Plan for its terms and conditions.

Item 8.01. Other Events.

Property Insurance Coverage

Because of significant loss experience caused by hurricanes and other natural disasters over the last several years, a number of insurance companies have stopped writing insurance in Class 1 hurricane areas (including Louisiana and Mississippi), while others have significantly limited the amount of coverage they will write in these markets and have dramatically increased the premiums charged for this coverage. As a result, Pinnacle’s policy limits for weather catastrophe occurrences as well as other losses are significantly less than the policy limits Pinnacle had during the last hurricane season when its Biloxi casino was destroyed and when its properties in New Orleans and Lake Charles also sustained damage. During that period, Pinnacle’s aggregate weather catastrophe coverage per occurrence was $400 million. Effective April 1, 2006, Pinnacle’s weather catastrophe coverage is limited to $100 million per occurrence, with a $10 million deductible and a $15 million self-insured tier. Above this $100 million limit, Pinnacle has an additional $300 million of coverage per occurrence, excluding weather catastrophe occurrences. It is unlikely that Pinnacle will obtain any additional insurance coverage covering these risks this year. If any of its properties suffers a weather catastrophe occurrence, any damages in excess of the new coverage limits will likely be borne by Pinnacle.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

Date: June 19, 2006	By:	/s/ STEPHEN H. CAPP
Stephen H. Capp
Executive Vice President and Chief Financial Officer